UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

______________________________________________________________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2022

BWX TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

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Delaware	001-34658	80-0558025
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

800 Main Street, 4th Floor
Lynchburg, Virginia	24504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (980) 365-4300

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	BWXT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 12, 2022, BWX Technologies, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “New Credit Facility”) with Wells Fargo Bank, National Association, as administrative agent, and the other lenders party thereto, which amends and restates the Company’s existing secured credit facility (the “Prior Credit Facility”).

The New Credit Facility includes a $750.0 million senior secured revolving credit facility (the “New Revolving Credit Facility”) and a $250.0 million senior secured term A loan (the “New Term Loan”). The New Credit Facility and New Term Loan are scheduled to mature on October 12, 2027. The proceeds from the New Term Loan were used to repay outstanding indebtedness under the Prior Credit Facility. The Company’s obligations under the New Credit Facility are guaranteed, subject to certain exceptions, by substantially all of the Company’s present and future wholly owned domestic restricted subsidiaries. The New Credit Facility is secured by first-priority liens on certain assets owned by the Company and the guarantors (other than its subsidiaries comprising a portion of its Government Operations segment).

Outstanding loans under the New Credit Facility will bear interest at the Company’s option at either (i) the Term SOFR rate plus a credit spread adjustment of 0.10% plus a margin ranging from 1.00% to 1.75% per year or (ii) the base rate (the highest of (x) the administrative agent’s prime rate, (y) the Federal Funds rate plus 0.50% and (z) the Term SOFR rate for a one-month tenor plus a credit spread adjustment of 0.10% plus 1.00%) plus a margin ranging from 0.00% to 0.75% per year. In addition, the Company will be charged (1) a commitment fee of between 0.15% and 0.225% per year on the unused portion of the New Revolving Credit Facility, (2) a letter of credit fee of between 1.00% and 1.75% per year with respect to the amount of each financial letter of credit issued under the New Revolving Credit Facility, and (3) a letter of credit fee of between 0.75% and 1.05% per year with respect to the amount of each performance letter of credit or commercial letter of credit issued under the New Revolving Credit Facility. The applicable margin for loans, the commitment fee and the letter of credit fees set forth above will vary quarterly based on the Company’s consolidated total net leverage ratio.

The Company will be required to make quarterly amortization payments on the New Term Loan in an amount equal to (i) 0.625% of the aggregate principal amount of the New Term Loan on the last business day of each quarter beginning the quarter ending March 31, 2023 and ending the quarter ending December 31, 2024 and (ii) 1.25% of the aggregate principal amount of the New Term Loan on the last business day of each quarter ending after December 31, 2024, with the balance of the New Term Loan due at maturity. The Company may prepay all loans under the New Credit Facility at any time without premium or penalty (other than customary Term SOFR rate breakage costs), subject to notice requirements.

The New Credit Facility contains representations and warranties, affirmative and negative covenants and events of default that the Company considers customary for an agreement of this type, including covenants setting a maximum consolidated total net leverage ratio and a minimum consolidated interest coverage ratio. If any event of default occurs, the lenders will be permitted to terminate their commitments under the New Credit Facility, accelerate all outstanding obligations under the New Credit Facility and exercise other rights and remedies, including the commencement of foreclosure or other actions against the collateral.

As of October 12, 2022, outstanding borrowings under the New Credit Facility totaled $570 million, comprised of $250 million under the New Term Loan and $320 million under the New Revolving Credit Facility, as well as in $37 million in letters of credit issued under the New Revolving Credit Facility. As a result, as of October 12, 2022, the Company had $393 million available under the New Revolving Credit Facility for borrowings and to meet letter of credit requirements.

The preceding description of the New Credit Facility is a summary and is qualified in its entirety by the New Credit Facility, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information provided under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01	Other Events

On October 12, 2022 the Company issued a press release announcing the closing of the New Credit Facility. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amended and Restated Credit Agreement, dated as of October 12, 2022, among BWX Technologies, Inc. as borrower, Wells Fargo Bank, National Association, as administrative agent and the other lenders party thereto.
99.1	Press Release dated October 12, 2022.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BWX TECHNOLOGIES, INC.

By:	/s/ Robb A. LeMasters
Robb A. LeMasters
Senior Vice President and Chief Financial Officer

Date: October 12, 2022